Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jeffrey N. Boyer
Executive Vice President -
Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President – Finance
(972) 409-1667

Michaels Stores January Sales Increase 12%
— Same-Store Sales Increase 6% —
— Expects 2003 EPS to Increase 27% —

IRVING, Texas -February 5, 2004 — Michaels Stores, Inc. (NYSE: MIK) reported today that total sales for the month of January were $217.7 million, a 12% increase over last year’s $195.2 million. The Company’s same-store sales for the month increased 6%. Total sales for the fourth quarter were $1.063 billion, a 9% increase over last year’s $972.0 million, and its same-store sales for the fourth quarter increased 4%. Total sales for 2003 were $3.091 billion, an 8% increase over last year’s $2.856 billion, and same-store sales were up 2% for the year.

     For the month, customer traffic increased 4%, average ticket increased 3%, and custom frame deliveries decreased 1%. For the quarter, customer traffic increased 1% and average ticket increased 3%. Year-to-date, both customer traffic and average ticket increased 1%. Favorable currency translations, due to the stronger Canadian dollar, contributed approximately 0.8% to the average ticket increase for the month, quarter, and year.

     Michael Rouleau, Chief Executive Officer, said, “We are very pleased with our strong sales performance, particularly in light of the adverse weather conditions that struck many of our key markets in January. Our best performing regions for the month were the Pacific, Southeast, and Northeast. For the month, the most significant contributors to our overall same-store sales growth were our Scrapbooking, Yarn, Framing, Candles, and Books categories.”

     Rouleau added, “In addition to strong sales performance in the quarter, we also completed the critical first phase of our Perpetual Inventory and Automated Replenishment project. As of February 2nd, all of our Michaels stores are on the Perpetual Inventory system. The implementation of this system has proceeded well and helped us improve to a 94% in-stock level in our stores during the critical holiday selling season, a significant improvement over last year. Approximately 45% of our basic replenishable items are currently on Automated Replenishment and we remain on track to complete the second phase of this project by mid-2004. These system implementations are the most important initiatives we have ever undertaken and will dramatically improve our inventory management, our store execution, and our supply chain operations. This successful implementation is now enabling us to move our focus from operational issues to merchandising and marketing opportunities which should further drive top line sales growth.”

     Rouleau continued, “I’m also pleased to announce that as we continue to evolve as a company, our financial results continue to benefit from this evolution. Fiscal 2003 will mark our seventh straight year of record sales and earnings. We currently forecast fourth quarter diluted earnings per share to range from $1.30 to $1.34, an increase of approximately 23% over last year, driven by our strong same-store sales results, operating margin expansion of approximately 100 basis points, and a lower effective tax rate. Fiscal 2003 full year diluted earnings per share are

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
972.409.1300

currently expected to range from $2.50 to $2.54, an increase of approximately 27% over our reported fiscal 2002 diluted EPS of $1.99 and 21% above last year’s diluted EPS before the cumulative effect of our accounting change of $2.09.”

     He concluded, “As we look ahead to fiscal 2004, we expect our momentum to continue as we complete the implementation of our Automated Replenishment system, continue to improve our operations, and refine our merchandising and marketing efforts. We expect diluted earnings per share to increase at least 15%, driven by a 3% to 5% same-store sale increase and continued expansion of operating margins by approximately 50 basis points. Included in our 2004 plan are incremental pre-tax costs totaling approximately $12 million for three strategic actions: the replacement of our Lexington distribution center, the move of our Aaron Brothers headquarters to Dallas, and incremental store closing costs due to a higher level of store relocations.”

     The Company plans to release its February 2004 sales and its Fourth Quarter and Fiscal Year 2003 earnings results on Wednesday, March 3, 2004, and will host a conference call at 4:00 p.m. CT on that date to discuss them. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 30 days after the date of the event. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 4100059.

     Michaels Stores, Inc. is the world’s largest retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 808 Michaels stores in 48 states and Canada, 158 Aaron Brothers stores, located primarily on the West Coast, two ReCollections stores in the Dallas/Fort Worth Metroplex, and two wholesale operations.

     Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, estimation risks, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors’ locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
972.409.1300